UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 27, 2004

(Date of Report)

ITRON, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2818 N. Sullivan Road, Spokane, WA 99216

(Address of Principal Executive Offices, including Zip Code)

(509) 924-9900

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

On April 27, 2004, Itron issued a press release announcing its proposed private placement of $125 million aggregate principal amount of its senior subordinated notes. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

(c) Exhibits.

Exhibit No. 99.1	Press Release dated April 27, 2004

Item 9. Regulation FD Disclosure.

Itron is conducting an offering of $125 million aggregate principal amount of its senior subordinated notes through a private placement under Rule 144A and Regulation S under the Securities Act of 1933. Itron has provided the following information, which has not been previously disclosed, in connection with the private placement.

This report contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the anticipated closing date for the SEM acquisition and Itron’s intention to raise proceeds through the offering and sale of its notes, the terms of the notes, and the amount and use of the proceeds. There can be no assurance that Itron will complete the offering on the anticipated terms or at all. Itron’s ability to complete the offering will depend, among other things, on market conditions and satisfying closing conditions for the SEM acquisition. In addition, a number of risks and uncertainties exist that may cause Itron’s actual results to differ materially from those indicated or implied by forward looking statements. These risks and uncertainties are more fully disclosed in Itron’s Annual Report on Form 10-K for the year ended December 31, 2003. Itron does not undertake any obligation to update forward looking statements as a result of new information, future events, changed expectations or otherwise.

Table of Contents

Terms Used

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

SEM SELECTED HISTORICAL COMBINED FINANCIAL DATA

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION – SEM Results of Operation and Financial Condition

Terms Used

Unless otherwise required by the context, in this offering memorandum:

(1) “Itron” refers to Itron, Inc. and its consolidated subsidiaries;

(2) “SEM” refers to the Electricity Products Business of Schlumberger Limited. SEM consists of (a) Schlumberger Electricity, Inc., or “SEI,” which conducts electricity meter manufacturing and sales operations in the United States and (b) the electricity meter operations of certain foreign affiliates of Schlumberger Limited, or “Schlumberger,” in Canada, Mexico, Taiwan and France;

(3) “SchlumbergerSema” refers to SchlumbergerSema, Inc., a former subsidiary of Schlumberger Technology Corporation, or “STC,” which was sold to Atos Origin IT Services, Inc., or “Atos Origin,” on January 29, 2004. STC is a wholly owned subsidiary of Schlumberger;

(4) the “company,” “we,” “us,” “our” and similar phrases refer to Itron or, where the context requires, to Itron after giving effect to its proposed acquisition of SEM, or the “Acquisition;”

(5) the “Transactions” refers collectively to (a) this offering, and (b) the use of the net proceeds from this offering, together with initial borrowings under our new senior credit facility, to acquire SEM and to repay certain outstanding indebtedness under an existing credit facility of Itron; and

(6) “on a pro forma basis” refers to our pro forma financial position and results of operations as of the referenced date or for the referenced period after giving effect to the Transactions and to Itron’s acquisition of Silicon Energy Corp., or “Silicon.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the unaudited pro forma condensed consolidated balance sheet as of December 31, 2003 are based on Itron’s and SEM’s historical financial statements included elsewhere in this offering memorandum. Certain of SEM’s historical financial information have been reclassified to conform with Itron’s financial statement presentation.

The unaudited pro forma condensed consolidated financial data gives effect to the Transactions and the acquisition of Silicon Energy Corp. (Silicon) as if they had occurred on (1) January 1, 2003 with respect to the statement of operations data, and (2) December 31, 2003 with respect to the balance sheet data. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and does not purport to represent what our results of operations or financial position would actually have been had the Transactions and the Silicon acquisition occurred at such time or to project our results of operations for any future period or date.

The adjustments necessary to fairly present this unaudited pro forma condensed consolidated financial data described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The Acquisition will be accounted for using the purchase method of accounting. Allocations of purchase price have been determined based on information presently available and are subject to change. The final allocations and the amounts included in these pro forma condensed consolidated financial statements could differ significantly.

The unaudited pro forma condensed consolidated financial data should be read in conjunction with “Use of Proceeds,” “Offering Memorandum Summary—Summary Historical and Pro Forma Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Itron’s and SEM’s combined financial statements, including the related notes, included elsewhere in this offering memorandum.

The purchase price of the Acquisition is $255.0 million in cash, subject to final negotiation of the MSSA and TTLA and post-closing net working capital adjustments. There are approximately $19.0 million of costs associated with the Acquisition and the other Transactions, $2.6 million of which had been paid as of December 31, 2003. The purchase price together with the refinancing of existing debt and related fees and expenses will be financed with the proceeds from the issuance of the notes and the initial borrowings under the new senior credit facility.

On March 4, 2003 we purchased Silicon, a California based provider of enterprise energy management software solutions, for approximately $71.1 million in cash. We financed a portion of the purchase price of Silicon with our existing $50.0 million, three-year senior secured loan.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003

	Historical Itron	Historical Silicon 1/1/03 - 3/4/03	Historical SEM	Pro Forma Adjustments		Pro Forma Itron
	(in thousands)
Revenues	$316,965	$1,722	$294,165	$(6,335	)(1)	$606,517
Cost of revenues	173,411	2,082	201,003	(12,234	)(2)	364,262

Gross profit	143,554	(360)	93,162	5,899		242,255
Operating expenses:
Sales and marketing	36,673	1,573	14,093	(779	)(3)	51,560
Product development	43,017	2,213	9,420	(1,192	)(4)	53,458
General and administrative	28,944	2,030	18,695	(576	)(5)	49,093
Amortization of intangibles	9,618	85	—	17,543	(6)	27,246
Restructurings	2,208	—	—	—		2,208
Litigation accruals	500	—	23,000	—		23,500
In-process research and development	900	—	—	—		900

Total operating expenses	121,860	5,901	65,208	14,996		207,965
Operating income (loss)	21,694	(6,261)	27,954	(9,097)		34,290
Interest expense	2,638	266	20	19,199	(7)	22,123
Other income (expense), net	(1,157)	24	(40)	(8	)(8)	(1,181)

Income (loss) before income taxes	17,899	(6,503)	27,894	(28,304)		10,986
Income tax (provision) benefit	(7,421)	—	(11,571)	14,707	(9)	(4,285)

Net income (loss)	$10,478	$(6,503)	$16,323	$(13,597)		$6,701

EBITDA	$39,577	$(5,901)	$32,169	$6,498		$72,343

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 2003

	Historical Itron	Historical SEM	Pro Forma Adjustments		Pro Forma Itron
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$6,240	$658	$(6,240	)(10)	$658
Accounts receivable, net	70,782	22,623	4,850	(11)	98,255
Inventories	16,037	28,245	1,635	(12)	45,917
Other current assets	16,230	6,748	(5,587	)(13)	17,391

Total current assets	109,289	58,274	(5,342)		162,221
Property, plant and equipment, net	32,414	16,525	273	(14)	49,212
Equipment used in outsourcing, net	10,404	—	—		10,404
Intangible assets, net	22,979	—	100,000	(15)	122,979
Goodwill, net	90,385	—	119,869	(16)	210,254
Other long-term assets	38,018	34,043	(23,669	)(17)	48,392

Total assets	$303,489	$108,842	$191,131		$603,462

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$40,175	$27,801	$(2,893	)(18)	$65,083
Wages and benefits payable	10,711	8,119	(1,656	)(19)	17,174
Short-term borrowings	10,000	—	(7,347	)(20)	2,653
Current portion of debt	38,245	—	(35,650	)(20)	2,595
Other current liabilities	12,004	3,620	(350	)(21)	15,274

Total current liabilities	111,135	39,540	(47,896)		102,779
Long term debt	4,024	—	308,150	(20)	312,174
Other long-term liabilities	11,086	65,162	(65,162	)(22)	11,086

Total liabilities	126,245	104,702	195,092		426,039
Minority interest	—	179	—		179
Shareholders’ equity	177,244	3,961	(3,961	)(23)	177,244

Total liabilities and shareholders’ equity	$303,489	$108,842	$191,131		$603,462

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

(1)	Adjustment to eliminate intercompany sales activity, which consists primarily of royalty sales.
(2)	Net adjustment to remove $(4,585) in pension and post-retirement costs related to SEM plans that Itron will not be assuming, to remove intercompany royalty cost of sales of $(6,024), to reflect a decrease in depreciation expense of $(1,755) based on estimated fair values of SEM’s property, plant and equipment depreciated in accordance with Itron’s policy and to remove the SEM LIFO inventory reserve impact of $130 to conform with Itron’s FIFO inventory accounting policy.
(3)	Net adjustment consists of a decrease of $(14) in depreciation expense calculated in accordance with Itron’s policy and $(765) to remove pension and post-retirement costs related to SEM retirement plans that Itron will not be assuming.
(4)	Net adjustment consists of a decrease of $(11) in depreciation expense calculated in accordance with Itron’s policy and $(1,181) to remove pension and post-retirement costs related to SEM plans that Itron will not be assuming.
(5)	Net adjustment consists of a decrease of $(160) in depreciation expense calculated in accordance with Itron’s policy and $(416) to remove pension and post-retirement costs related to SEM plans that Itron will not be assuming.
(6)	Net adjustment to eliminate historical amortization expense of $(85) for Silicon and to increase amortization expense by $17,628 for intangible assets associated with Silicon and SEM.
(7)	Net adjustment consists of an increase in interest expense for new debt issued in connection with the Acquisition along with amortization of deferred financing costs of $20,838 and a decrease in interest expense of $(1,639) for debt repaid upon the Acquisition closing.
(8)	Adjustment to remove Silicon interest income related to note receivables from Silicon officers that were not assumed by Itron.
(9)	Adjustment to revise income tax provision utilizing Itron’s statutory rate of 39.0%.
(10)	Adjustment represents payments for professional services related to the Transactions.
(11)	Net adjustment to eliminate $(1,752) in intercompany accounts receivable and to add $6,602 for tax liabilities that are reflected on the opening balance sheet that will be reimbursed by Schlumberger, Ltd.
(12)	Adjustment to remove SEM’s LIFO inventory reserve in order to conform with Itron’s FIFO inventory accounting policy.
(13)	Net adjustment to remove the current portion of deferred income taxes of $(4,239) as the Acquisition will involve a 338(h)10 tax election and $(3,748) in prepaid professional services related to the Transactions, plus $2,400 to capitalize the current portion of debt issuance costs that will be amortized over the related financing.
(14)	Adjustment to reflect a net increase in property, plant and equipment based on estimated fair values. These fair value estimates are preliminary and are subject to future adjustment based on finalization of a valuation conducted by a third party.
(15)	Adjustment to reflect intangible assets identified and the fair values assigned, which are preliminary and subject to future adjustment based upon an evaluation by a third party.

Developed technology	$70,000
Customer relationships	23,000
Backlog	3,000
Contract manufacturing agreement	3,000
Trademarks/trade names	1,000

$100,000

(16)	Adjustment reflects goodwill from the Acquisition after allocating the purchase price to the fair value of net assets acquired.
(17)	Net adjustment to remove $(23,960) in long-term deferred income taxes as the Acquisition will involve a 338(h)10 tax election to eliminate a $(10,029) prepaid pension asset Itron is not assuming, plus $10,320 to capitalize the long-term portion of debt issuance costs that will be amortized over the related financing.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data (Continued)

(18)	Net adjustment to remove SEM’s accrued royalties payable to Itron of $(1,752) and $(1,141) of accrued professional services related to the Transactions.
(19)	Net adjustment to remove the liabilities that Itron will not be assuming which include $(60) for vacation in excess of defined hours, $(372) related to a pension plan, and $(1,224) for 401(k) contributions.
(20)	Net adjustment of short-term borrowings and current and long-term debt is as follows:

	Short-term borrowings	Current debt	Long-term debt
	(in thousands)
New revolving line of credit	$2,653	—	—
New term debt	—	$1,850	$183,150
Senior subordinated notes offered hereby	—	—	125,000
Existing revolving line of credit	(10,000)	—	—
Existing term loan	—	(37,500)	—

	$(7,347)	$(35,650)	$308,150

(21)	Adjustment to remove the current portion of an environmental accrual.
(22)	Net adjustment to remove a post-retirement liability of $(61,212) and the long term portion of an environmental accrual of $(3,950) that Itron will not be assuming.
(23)	Net adjustment to eliminate SEM’s equity.

SEM SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth SEM’s selected historical combined financial data for the three years ended December 31, 2003, which have been derived from SEM’s audited financial statements and related notes included elsewhere in this offering memorandum. This historical combined financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SEM’s combined financial statements and related notes.

	Year ended December 31,
	2001	2002	2003
	(in thousands)
Statement of Operations Data:
Revenues:	$194,557	$228,850	$294,165
Cost of revenues	145,208	172,866	201,003
Gross Profit	49,349	55,984	93,162
Operating expenses	33,946	34,580	65,208
Operating income	15,403	21,404	27,954
Interest expense	82	48	20
Other income (expense), net	(457)	31	(40)
Income tax provision	(6,210)	(9,335)	(11,571)

Net income	$8,654	$12,052	$16,323

Other Financial Data:
EBITDA (1)	$20,506	$27,550	$32,169
Adjusted EBITDA (2)	20,506	27,550	57,579
Depreciation and amortization	5,560	6,115	4,255
Capital expenditures	3,767	2,966	3,774

Operating Data:
Electricity meters shipped	3,094	3,185	4,620

Balance Sheet Data:
Working capital	$17,559	$16,822	$18,734
Total assets	98,909	112,079	108,842
Total debt	—	—	—
Shareholders’ equity	10,290	2,832	3,961

(1)	EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We believe that EBITDA provides management with useful information to measure our ability to service debt, make capital expenditures and make decisions regarding our operational performance. However, EBITDA is not a measure in accordance with generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, GAAP results. In addition, because EBITDA is not defined consistently by all companies, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA to net income and net cash provided by operating activities under GAAP is as follows:

	Year ended December 31,
EBITDA Reconciliation to GAAP	2001	2002	2003
	(in thousands)
Net income	$8,654	$12,052	$16,323
Income tax expense	6,210	9,335	11,571
Interest expense	82	48	20
Depreciation and amortization	5,560	6,115	4,255

EBITDA	20,506	27,550	32,169

Interest expense	(82)	(48)	(20)
Income tax expense	(6,210)	(9,335)	(11,571)
Deferred income taxes provision	(3,069)	(190)	(3,698)
Provision for allowance for doubtful accounts	401	190	3,481
Reserve for inventory obsolescence	860	1,466	1,273
Gain on disposal of property, plant and equipment	63	6	(189)
Non-cash change in pension and post retirement obligations	(4,176)	(347)	3,428
Changes in operating assets and liabilities	14,098	999	(7,206)

Net cash provided by operating activities	$22,391	$20,291	$17,667

(2)	Adjusted EBITDA is defined as EBITDA plus the non-recurring charge associated with litigation. We believe that Adjusted EBITDA provides management with useful information to measure our ability to service debt, make capital expenditures and make decisions regarding our operational performance and we believe it is more indicative of these measures than EBITDA. However, Adjusted EBITDA is not a measure in accordance with generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, GAAP results. The following table reconciles Adjusted EBITDA to EBITDA:

	Year ended December 31,
EBITDA to Adjusted EBITDA Reconciliation	2001	2002	2003
	(in thousands)
EBITDA	$20,506	$27,550	$32,169
Litigation accrual (a)	—	—	25,410

Adjusted EBITDA	$20,506	$27,550	$57,579

(a)	Litigation accrual includes Schlumberger’s settlement in June 2003 of a patent infringement litigation with ABB for $23,000 plus $2,410 in legal fees associated with the settlement. The suit and counter-suit concerned products in the SEM business, and therefore Schlumberger charged SEM for the settlement that Schlumberger negotiated, but offset the book accounting charge with an equal book capital contribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION—SEM

SEM designs, manufactures and markets residential and commercial and industrial, or C&I, electricity meters. Founded in 1899, SEM has been serving electric utilities for over 100 years and has an installed base of approximately 37 million meters in the United States, representing approximately 32% of the total installed electricity meters in the United States. One of the most significant developments in the electricity metering industry recently has been the introduction of electronic, or solid-state, metering technology. Rather than the gear-based technology of traditional electromechanical meters, solid-state technology provides increased capabilities, reliability and accuracy and facilitates the integration of embedded AMR functionality in electricity meters. While most of the other leading manufacturers have only recently entered the solid-state residential electricity meter market, SEM is currently the North American leader in this market, having sold almost nine million solid-state residential electricity meters since introducing the product in 1998. Growth in SEM’s electricity meter business has outpaced average industry growth over the past several years as a result of increased interest by utilities in implementing AMR.

Revenues and Gross Margins

The following tables summarize SEM’s revenues and gross margins for the years ended December 31, 2003, 2002 and 2001.

	Year Ended December 31,
	2003	2002	% Change 2003 – 2002	2001	% Change 2002 – 2001
	(dollars in millions)
Revenues
Third parties	$227.5	$159.1	43%	$140.2	13%
Affiliated companies	66.7	69.8	(4)	54.3	29

Total revenues	$294.2	$228.9	29	$194.5	18

	Year Ended December 31,
	2003	2002	Change 2003 – 2002	2001	Change 2002 – 2001
Gross Margins
Third parties	36%	30%	6%	25%	5%
Affiliated companies	17	13	4	26	(13)
Total gross margins	32	24	8	25	(1)

Core metering revenues from third parties increased 43% in 2003 compared with 2002, and 13% in 2002 compared with 2001, primarily from higher sales of solid-state meters, and in particular, solid-state meters with AMR technology. Solid-state residential meter revenues increased 79% in 2003 compared with 2002, and 20% in 2002 compared with 2001, while electro-mechanical meter revenues declined 41% from 2002 to 2003 and 9% from 2001 to 2002. One customer, Niagra Mohawk (part of the National Grid Companies), represented approximately 19% of third party revenues in 2003. Sales to this customer will continue through the first quarter of 2004. Another customer, Dominion Virginia Power represented approximately 10% of third party revenues in 2003. There was one customer, Connecticut Light & Power, who accounted for approximately 10% of third party revenues in 2002 and 2001. The top ten customers accounted for approximately 52%, 43% and 42% of third party revenues in 2003, 2002 and 2001, respectively.

Revenue from affiliates includes contract manufacturing services for fixed network AMR components for SchlumbergerSema as well as sales of meters to SchlumbergerSema. Revenue from affiliates decreased slightly in 2003 compared with 2002 as several large network installations were substantially completed or winding down and not replaced by similar sized orders for this product. Revenue from affiliates was higher in 2002 compared to 2001 reflecting higher activity for network projects.

The increases in gross margins from third parties in 2003 and 2002 resulted from a combination of factors including the change in product mix from electromechanical to solid-state meters, higher manufacturing volumes, specific cost reduction efforts, and market prices for electronic components. Increases and decreases in affiliates gross margins are due primarily to changes in the mix of meter sales versus contract manufacturing services and due to inter-company cost transfers. Meter sales to affiliates accounted for 27%, 35% and 63% of total revenue from affiliates in 2003, 2002, and 2001, respectively. Gross margins may vary period to period depending on the mix of third party core metering sales and affiliate sales.

Operating Expenses

The following table details SEM’s total operating expenses in dollars and as a percentage of revenues.

	Year Ended December 31,
	2003	% of Revenue	2002	% of Revenue	2001	% of Revenue
	(dollars in millions)
Operating Expenses
Sales and marketing	$14.1	5%	$12.8	5%	$14.0	7%
Research and engineering	9.4	3	8.6	4	7.8	4
General and administrative	18.7	6	13.2	6	12.1	6
Litigation settlement	23.0	8	—		—

Total operating expenses	$65.2	22%	$34.6	15%	$33.9	17%

Excluding the litigation settlement, operating expenses increased $7.6 million in 2003 compared with 2002, yet decreased 1% as a percentage of revenues. From 2001 to 2002, operating expenses decreased 2% as a percentage of revenue. The litigation settlement in 2003 is related to the cost of settling a patent infringement suit with ABB.

Sales and marketing expenses increased $1.3 million in 2003 compared with 2002, primarily reflecting commissions on higher sales. Sales and marketing expenses decreased $1.2 million in 2002 compared with 2001 as sales channels were reorganized to eliminate redundancies.

Research and engineering expenses increased $800,000 in 2003 compared with 2002, and increased $800,000 in 2002 compared with 2001 primarily due to additional internal and contractor costs for new product development.

General and administrative expenses increased $5.5 million from 2002 to 2003 and increased $1.1 million in 2002 compared with 2001. General and administrative expenses in 2003 were higher due to a $3.3 million reserve for uncollectible accounts receivable from one customer and due to affiliate allocations for legal fees of $2.4 million related to the ABB litigation. Increases and decreases in general and administrative expenses have primarily resulted from changes in employee benefit costs and affiliate allocations.

Other Income (Expense) and Minority Interest

Other expense, net was $17,000 in 2003, $113,000 in 2002 and $986,000 in 2001 and consists primarily of interest expense related to an operating line of credit for the Taiwan joint venture. The decrease from 2001 to 2003 reflects pay-downs on the loan balance. Minority interest represents the 49% minority interest in after tax net income (loss) of the Taiwan joint venture and was $(43,000) in 2003 compared with $96,000 in 2002 and $447,000 in 2001.

Income Taxes

Income tax expense for 2003, 2002 and 2001 resulted in effective tax rates of 41.5%, 43.6% and 41.8%, respectively. The effective tax rate can vary from period to period primarily as a result of fluctuations in foreign operating results and changes in the level of business performed in different tax jurisdictions.

Cash Flows

Operating activities:    Net cash provided by operating activities was $17.7 million, $20.3 million and $22.4 million in 2003, 2002 and 2001. Depreciation and amortization expenses were $4.3 million, $6.1 million and $5.6 million in 2003, 2002 and 2001. The net increase (decrease) in operating assets was $(7.2) million, $1.0 million and $14.1 million in 2003, 2002, and 2001 with the majority of the variance resulting from changes in receivables from and payables to affiliates. DSOs were 40 days, 33 days and 48 days in 2003, 2002, and 2001. Inventory turns were 6.4, 3.8 and 5.3 in 2003, 2002, and 2001.

Investing activities:    Purchases of property and equipment were $3.7 million, $3.0 million and $3.8 million in 2003, 2002, and 2001.

Financing activities:    Financing activities consisted primarily of transfers to Schlumberger and netted to $15.9 million, $20.2 million and $17.3 million in 2003, 2002, and 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

Dated: April 27, 2004	By:	/s/ DAVID G. REMINGTON
David G. Remington
Vice President and Chief Financial Officer